Exhibit 10.2

Amendment No. 2
to
Stock Incentive Plan—2000

    Pursuant to the authority conferred by Article XI of the Stock Incentive Plan—2000 of The Greenbrier Companies, Inc. (the "Plan"), the Plan, as heretofore amended by Amendment No. 1, is further amended as follows:

  1.
  Subparagraph 6.02 of the Plan is amended in its entirety to read as follows1:

      Nondiscretionary Awards.  Immediately after the close of each annual stockholder meeting (commencing with the 2001 annual meeting), the Committee shall automatically grant an Eligible Director Option to purchase 5,000 shares of Common Stock to each person then serving as an Eligible Director, including any such person who is elected at such meeting. The exercise price and term of such options shall be the same as provided under Article IX and such options shall become exercisable in accordance with the schedule set forth in Paragraph 9.02.

  2.
  Except as modified by this Amendment No. 2, and as heretofore amended by Amendment No. 1, the Plan shall remain in full force and effect and be unamended.